EXHIBIT 10.1
WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of May 1, 2026, by and among THE JOINT CORP., a Delaware corporation (the “Borrower”), the other Loan Parties party hereto (“Loan Parties”), the Lenders party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).

Preliminary Statements

A. The Lenders have made certain loans (the “Loans”) and other credit extensions to the Borrower pursuant to that certain Credit Agreement dated as of February 28, 2020 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Any and all capitalized terms in this Amendment that are not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement as amended by this Amendment.
B. The Borrower has requested that the Administrative Agent and the Lenders make certain amendments to the Credit Agreement, as described herein.
C. The Administrative Agent and the Lenders have agreed to make such amendments on the terms, and subject to the conditions, set forth herein.
D. An Event of Default has occurred under the Credit Agreement due to the fact that the Borrower was not in compliance with Section 6.12(b) (Fixed Charge Coverage Ratio) of the Credit Agreement for the fiscal quarter ending December 31, 2025 (the “Existing Default”).
E. The Borrower has requested the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders have agreed, on a one-time only basis, to waive the Existing Default, subject to the terms and conditions hereof.

AGREEMENTS
In consideration of the mutual covenants and provisions of this Amendment, the parties agree as follows:

SECTION 1. WAIVER. Subject to the terms hereof, including without limitation the conditions set forth in Section 3 below, and in reliance on the representations and warranties of the Loan Parties set forth in Section 4 below, the Administrative Agent and the Lenders hereby waive, on a one-time only basis, the Existing Default. The foregoing waiver shall operate solely with respect to the specific matter and specific time period described herein, and shall not impair any right or power accruing to the Administrative Agent or any Lender upon the occurrence or continuance of any other Default or Event of Default under the Credit Agreement, nor shall the waiver contained herein be construed as a waiver of any other Default or Event of Default or as an acquiescence thereto.

SECTION 2. AMENDMENTS. Subject to the conditions set forth below, including without limitation the conditions set forth in Section 3 below, and in reliance on the representations, warranties and covenants of the Loan Parties set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

2.1 Section 1.01 of the Credit Agreement is hereby amended as follows:

2.1.1    The definition of “Revolving Credit Maturity Date” is hereby amended and restated in its entirety as follows:

    “Revolving Credit Maturity Date” means August 31, 2029 (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

2.1.2    Effective as of March 31, 2026, the definition of “Fixed Charge Coverage Ratio” is hereby amended and restated in its entirety as follows:

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA, plus Rentals, minus Maintenance Capital Expenditures, minus Restricted Payments (provided that, solely for purposes of calculating the Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters ending on (i) March 31, 2026, (ii) June 30, 2026, and (iii) September 30, 2026, the amount of Restricted Payments subtracted pursuant to this clause (a) shall be reduced by the lesser of (x) the amount of Restricted Payments made during such period, and (y) $10,000,000, and for any period of four consecutive Fiscal Quarters ending on December 31, 2026, the amount of Restricted Payments subtracted pursuant to this clause (a) shall be reduced by the lesser of (x) the amount of Restricted Payments made during such period, and (y) $5,000,000), to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA, plus Rentals, minus Maintenance Capital Expenditures, minus Restricted Payments (provided that, solely for purposes of calculating the Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters ending on (i) March 31, 2026, (ii) June 30, 2026, and (iii) September 30, 2026, the amount of Restricted Payments subtracted pursuant to this clause (a) shall be reduced by the lesser of (x) the amount of Restricted Payments made during such period, and (y) $10,000,000, and for any period of four consecutive Fiscal Quarters ending on December 31, 2026, the amount of Restricted Payments subtracted pursuant to this clause (a) shall be reduced by the lesser of (x) the amount of Restricted Payments made during such period, and (y) $5,000,000), to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

2.1.3    The definition of “Sanctioned Country” is hereby amended and restated in its entirety as follows:

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, and North Korea).

2.1.4    The definition of “Sanctioned Person” is hereby amended and restated in its entirety as follows:

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the

U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

2.2    The following new definitions shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash and cash equivalents of the Borrower and its Subsidiaries on a consolidated basis as of such date, plus (b) the excess, if any, of the aggregate Revolving Commitments over the Aggregate Revolving Exposure as of such date.

“Restricted Payments Carveout Period” means, the period commencing on January 1, 2026 and ending on December 31, 2026.

2.3    Section 6.12 of the Credit Agreement is hereby amended by adding a new clause (c) at the end thereof as follows:

“(c) Minimum Liquidity. The Borrower will not permit Liquidity at any time during the Restricted Payments Carveout Period to be less than $10,000,000.”“(c) Minimum Liquidity. The Borrower will not permit Liquidity at any time during the Restricted Payments Carveout Period to be less than $10,000,000.”

SECTION 3. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1    The Borrower, the other Loan Parties, the Lenders, and the Administrative Agent shall have executed and delivered this Amendment.

3.2    After giving effect to this Amendment, each of the representations and warranties set forth below shall be true and correct in all material respects with the same effect as though made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), and no Default or Event of Default shall have occurred or shall result from the transactions contemplated hereby.

3.3    The Borrower shall have paid all fees and expenses required to be paid by the Borrower under Section 5 below.

3.4    No Material Adverse Effect shall have occurred, and no event, development or circumstance shall have occurred that would reasonably be expected to result in a Material Adverse Effect since the date of the most recent fiscal year-end financial statements delivered to the Lenders pursuant to Section 5.01(a) of the Credit Agreement.

3.5    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to this Amendment and any other legal matters relating to the Loan Parties, all in form and substance satisfactory to the Administrative Agent and its counsel.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

The Loan Parties hereby certify to the Administrative Agent and the Lenders that, after giving effect to this Amendment, all of each Loan Party’s representations and warranties contained in the Credit Agreement and each of the Loan Documents are true, accurate and complete in all material respects with the same effect as though made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), and no Default or Event of Default has occurred under (and as defined in) the Credit Agreement or any of the Loan Documents. Without limiting the generality of the foregoing, each Loan Party represents, warrants and agrees, as applicable, that:

4.1    the execution and delivery of this Amendment has been authorized by all necessary action on the part of the Borrower and the other Loan Parties;

4.2    the person executing this Amendment on behalf of the Borrower and the other Loan Parties is duly authorized to do so;

4.3    none of the execution, delivery or performance of this Amendment will breach, violate or constitute a default under (i) any laws, rules or regulations applicable to the Borrower or any of the other Loan Parties or any of their property or (ii) any contract or agreement to which the Borrower or any of the other Loan Parties is a party; and

4.4    this Amendment constitutes the legal, valid, binding and enforceable obligation of the Borrower and the other Loan Parties, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5. MISCELLANEOUS.

5.1    Except as supplemented, modified and amended by this Amendment, the terms and conditions of the Credit Agreement and other Loan Documents shall remain unmodified and shall continue in full force and effect. The Borrower and each other Loan Party hereby reaffirm all of their obligations under the Credit Agreement and other Loan Documents, as supplemented, modified and amended hereby.

5.2    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by fax or other electronic transmission (which shall include “PDF” or “TIFF” format) shall be as effective as delivery of a manually executed counterpart of this Amendment.

5.3    The Borrower and the other Loan Parties hereby voluntarily and knowingly forever release, discharge, waive and relinquish any and all claims, demands, causes of action of every kind and nature whatsoever, whether in law, in equity or before an administrative agency, whether known or unknown, direct or indirect, fixed or contingent, whether heretofore asserted or not, and whether arising based on a tort or breach of contractual or other duty, arising under or in connection with this Amendment, any other Loan Document or the transactions contemplated thereby based on the acts or omissions of the Credit Parties and their past and present officers, directors, managers, employees, partners, agents, shareholders, members, trustees, predecessors, successors, and assigns (the “Released Parties”) existing on or before the date hereof, that the Borrower or the Loan Parties ever had, have or may have against the Released Parties.

5.4    Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly set forth in this Amendment, the Administrative Agent reserves all of its respective rights and remedies under the Loan Documents, at law or in equity, and at such times as the Administrative Agent from time to time may elect.

5.5    As an inducement to the Credit Parties entering into this Amendment and as otherwise required under the Loan Documents, the Borrower hereby agrees to pay, upon execution and delivery of this Amendment, all costs and expenses of the Credit Parties incurred in connection with this Amendment and the matters contemplated herein, including all reasonable attorneys’ fees.

5.6    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and permissible assigns.

5.7    This Amendment shall become a part of the “Loan Documents”.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by its duly authorized officers as of the day and year first above written.

THE JOINT CORP., a Delaware corporation, as Borrower By: /s/ Scott J. Bowman Name: Scott J. Bowman Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Issuing Bank and Lender By: /s/ Nicholas Zedreck Name: Nicholas Zedreck Title: Vice President